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                                        Frontier Corporation

FRONTIER PRESS RELEASE                  180 South Clinton Avenue
                                        Rochester, NY 14646
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DATE:     Tuesday, November 21, 1995

CONTACT:  See last page

SUMMARY:  Chief Financial Officer Marvin C. Moses Appointed Vice
          Chairman of the Board of Directors

          William H. Oberlin Resigns as President and COO:
          Chairman and CEO Ronald L. Bittner To Assume Interim
          Operating Role

Rochester, NY, -- November 21, 1995 -- Frontier Corporation (NYSE:FRO) announced today the appointment of Marvin C. Moses to vice chairman and a member of its Board of Directors, where he will also serve on the Executive Committee. Moses will continue to oversee the financial affairs of the company in his role as chief financial officer, while also assuming broader responsibilities, including administrative and staff functions. Prior to the August merger of Frontier Corporation and ALC/Allnet, Moses was vice president and chief financial officer of ALC. Louis L. Massaro, executive vice president and chief administrative officer, will report to Moses.

     Frontier also announced the resignation of William Oberlin, effective immediately, from his position as president and chief operating officer of the company and as a member of the Board of Directors. Ronald L. Bittner, chairman and CEO of Frontier, will assume Oberlin's duties on an interim basis.

     Commenting on today's announcements, Bittner said, "Marvin Moses was instrumental in the success of ALC and has already made a major difference at Frontier. We are delighted that he will be taking an expanded role as vice chairman, in addition to the broadening of his role as CFO.

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     "We appreciate the work of Bill Oberlin since April in
integrating the former ALC business within Frontier," continued Bittner. "With this consolidation largely underway and the new organization operational, Bill wanted to pursue other opportunities of a more entrepreneurial nature. We wish him well."

     Bittner said that the company will began an immediate external search for a replacement for Oberlin. Throughout his career at Frontier, Bittner has served in a number of senior positions in the telephone and competitive businesses, including equipment, wireless, local telephone and long distance. Prior to the merger with ALC, all operating units reported directly to Bittner.

     Bittner concluded, "Frontier's financial health has never been better. We fully expect to meet or exceed the synergies we targeted as a result of our August merger with ALC. Frontier continues to enjoy tremendous market acceptance for its integrated telecommunications products and services, and looks forward to the challenge of competing in a growing and exciting marketplace."

     Marvin Moses was named chief financial officer of Frontier following the August 1995 merger with ALC. Prior to joining Allnet, he was chief financial officer and senior vice president of finance and administration at Cable & Wireless North America. He is a Phi Beta Kappa graduate of the University of Illinois with a B.A. in economics, and holds an M.B.A. from Northwestern University.

     Frontier Corporation is a provider of integrated telecommunications solutions to more than 2.0 million customers through its local, long distance and wireless communications operations. The company was chartered in 1920 as Rochester Telephone Corporation and renamed Frontier on January 1, 1995.

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You can now receive a faxed copy of any Frontier Corporation press release dating back to November 1994, free of charge, 24 hours a day. Call 1-800-758-5804, extension 762302. An automated system will provide you with instructions.

Visit Frontier Corporation's home page on the World Wide
Web:http://www.frontiercorp.com


CONTACTS:
Investors:     Marvin C. Moses, CFO, 810-433-4999
               Philip H. Yawman, 716-777-6179

Media:         John K. Purcell, 716-777-7944
               Grace A. Lazzara, 716-777-8433